Exhibit 10.29

EXECUTION COPY

LOAN AGREEMENT

by and between

PROFICIO BANK,

as Lender,

and

CONSONUS ACQUISITION CORP.,

as Borrower

Dated May 21, 2008

i

5.5	Use of Proceeds	17
5.6	Solvency	17
5.7	No Violation of Other Agreements; No Default	18
5.8	Government Consents	18
5.9	Accuracy of Information	18
5.10	Good Faith; Bankruptcy	18
5.11	Taxes	19
5.12	Trademarks; Patents	19
5.13	Collateral	19
5.14	Approvals and Permits; Compliance With Laws	19
5.15	Indebtedness	19
5.16	Environmental Matters	19
5.17	ERISA Matters	20
5.18	Regulatory Matters	20
5.19	Labor Relations	20
5.20	Brokers’ Fees; Transaction Fees	20
5.21	Anti-Terrorism Laws	20
5.22	Material Adverse Effect	21
5.23	Fixtures	21
5.24	Payoff of Adjustment Note	21
5.25	Survival of Representations	21
5.26	Representations and Warranties Continuing	22

SECTION 6 AFFIRMATIVE COVENANTS		22
6.1	Books and Records; Periodic Audits	22
6.2	Collateral Inspections	22
6.3	Existence	22
6.4	Maintain Business	22
6.5	Conduct of Business	22
6.6	Headquarters	23
6.7	Payment of Taxes and Claims	23
6.8	Insurance	23
6.9	Complying with the Loan Documents and Other Documents	24
6.10	Compliance	24
6.11	Payment of Claims	24
6.12	Intellectual Property	24
6.13	Further Assurances	24
6.14	Notices of Certain Events	25
6.15	Certificates; Other Information	26
6.16	Notice of Restructuring or Modification of Senior Indebtedness	26
6.17	Payoff of Obligations upon Change of Control	26

SECTION 7 NEGATIVE COVENANTS		26
7.1	Investments	26
7.2	Merger	27
7.3	Sales and other Fundamental Changes	27
7.4	Inconsistent Agreements	28

7.5	Guarantees	28
7.6	Negative Pledges	28
7.7	Liens	28
7.8	Restrictions on Other Indebtedness	28
7.9	Limitations on Distributions; Management Fee; Restricted Payments	29
7.10	Loan Proceeds	29
7.11	Equipment	29
7.12	Affiliate Transactions	29
7.13	Senior Notes	30
7.14	No Assignment	30
7.15	Senior Debt Cap	30
7.16	No Additional Subordinated Debt	30

SECTION 8 FINANCIAL COVENANTS		30
8.1	Special Definitions	30
8.2	Borrower’s Financial Covenants	30
8.3	Financial Statements and Other Reports	31

SECTION 9 EVENTS OF DEFAULT; ACCELERATION; REMEDIES		32
9.1	Non-Payment	32
9.2	Cross-Default	32
9.3	Financial Condition	32
9.4	Involuntary Bankruptcy	32
9.5	Breach of Warranty	33
9.6	Financial Reporting	33
9.7	Covenants	33
9.8	Subordination of Note and Obligations	33
9.9	Default under Amended and Restated Credit Agreement	33
9.10	Material Adverse Effect	33
9.11	Security Interests	33
9.12	Change of Control	33
9.13	Judgments	33
9.14	Seizure, etc.	34
9.15	Event of Loss	34
9.16	Acceleration; Remedies	34

SECTION 10 OTHER TERMS AND CONDITIONS		35
10.1	Legal Representation	35
10.2	Governing Law; Submission to Jurisdiction	35
10.3	Lender’s Rights Optional; Marshaling; Payments; Set Aside	35
10.4	Modification, Waiver, Consent and Failure to Exercise	35
10.5	Indemnification	36
10.6	Notices	36
10.7	Non-Business Day; Computation of Time	37
10.8	Time of Essence	37
10.9	Recitals, Exhibits and Schedules	38
10.10	Severability; Titles	38

10.11	Counterparts	38
10.12	Entire Agreement	38
10.13	Binding Effect; Participation	38
10.14	Information	38
10.15	Waiver of Jury Trial	39
10.16	ARBITRATION DISCLOSURES	39
10.17	Construction	41
10.18	Post-Closing Deliveries	41

EXHIBITS:

Exhibit “A”	–	Form of Compliance Certificate
Exhibit “B”	–	Form of Note

SCHEDULES:

Schedule 1.1	–	Permitted Liens
Schedule 5.4	–	Subsidiaries
Schedule 5.23	–	Fixtures
Schedule 7.1	–	Permitted Investments
Schedule 7.8	–	Indebtedness

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into effective as of May 21, 2008, by and between Proficio Bank, a Utah corporation (“Lender”), and Consonus Acquisition Corp., a Delaware corporation (“Borrower”). Lender and Borrower are sometimes referred to herein collectively as the “parties” and individually as a “party”.

RECITALS

A.                                   WHEREAS, Consonus, Inc. and Borrower entered into an Asset Purchase Agreement dated as of May 31, 2005 with respect to the Asset Purchase Transaction, and in connection therewith, Borrower also entered into a Credit Agreement dated as of May 31, 2005 with U.S. Bank, pursuant to which, among other things, U.S. Bank, as senior lender, extended to Borrower a term loan and a revolving line of credit (the “Original Credit Agreement”);

B.                                     WHEREAS, the Original Credit Agreement was amended and restated as provided by the Amended and Restated Credit Agreement;

C.                                     WHEREAS, in connection with the Asset Purchase Transaction, Consonus, Inc., as a subordinated lender, loaned Borrower Three Million Five Hundred Fifty Thousand Dollars and No/100 ($3,550,000.00) pursuant to a Secured Promissory Note dated May 31, 2005 and due on or about May 31, 2008, of which Two Million Eight Hundred Thousand Dollars and No/100 ($2,800,000.00) plus accrued interest thereon remains outstanding (the “Consonus Seller Note”); and

D.                                    WHEREAS, Borrower has requested that Lender make a term loan to and for the benefit of Borrower in the Loan Amount in order for Borrower to repay the Consonus Seller Notes, and Lender is willing to do so on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and conditions, representations and warranties, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties hereto, Borrower and Lender agree as follows:

SECTION 1

DEFINITIONS

1.1                                 Definitions. The following capitalized terms, when used in this Agreement, shall have the meanings set forth below (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural of the terms defined): “Accommodation Obligations” shall mean any Indebtedness or other contractual obligation or liability, contingent or otherwise, of another Person in respect of which Borrower is liable, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by Borrower, or in respect of which Borrower is otherwise directly or indirectly liable (including any partnership in which Borrower has a general partnership interest), contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. “Account Debtor” shall mean any Person that is obligated on or under an Account.

“Accounts” shall mean all present and future “accounts” (as that term is defined in the UCC) of Borrower.

“Adjustment Note” shall have the meaning set forth in Section 5.24.

“Administrator” shall have the meaning set forth in Section 10.16.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the Equity Interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Equity Interests or by contract or otherwise.

“Agreement” shall mean this Loan Agreement, as the same may be modified, amended, extended, supplemented or restated.

“Amended and Restated Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of November 19, 2007, entered into by and between U.S. Bank, as lender, and Borrower, as borrower, as the same has been further amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of January 23, 2008 by and between U.S. Bank and Borrower.

“Anti-Terrorism Laws” shall have the meaning set forth in Section 5.21(a).

“Applicable LIBOR Rate” shall mean the rate of interest, rounded upward to the nearest whole one-thousandth of one percent, equal to the sum of (a) the LIBOR Rate plus (b) the LIBOR Spread.

“arbitration clause” shall have the meaning set forth in Section 10.16.

“Asset Purchase Transaction” shall mean the asset purchase transaction consummated pursuant to this certain Asset Purchase Agreement dated May 31, 2005 entered into by and between Consonus, Inc., as seller, and Borrower, as buyer.

“Authorized Officer” shall mean the following officers with respect to Borrower: Daniel Milburn, Robert Muir and Nana Baffour. The term “Authorized Officer” shall further include any other officer(s) of Borrower as certified by Borrower to Lender for purpose of making certifications or reports required by this Agreement.

“Business Day” shall mean every day except a Saturday, Sunday, national holiday, or a day on which Lender is obligated or permitted to be closed.

“Call Option” shall have the meaning set forth in Section 3.5.

“Capital Lease Obligations” means the principal amount of all monetary obligations under that portion of any leasing or similar arrangement that, in accordance with GAAP, is or should be classified as a capital lease.

“Change of Control” means any event or series of events that causes Knox Lawrence International or its Affiliates to own, directly or indirectly, less than fifty-one percent (51%) of the Equity Interests in Borrower (other than in connection with an IPO whereby more than fifty-one percent (51%) of the Equity Interests in Borrower are sold to and owned directly or indirectly by the public.

“Closing” shall mean the Business Day selected by Borrower and Lender for the closing of the Loan. Lender shall have no obligation to close under this Agreement until and unless all conditions precedent to such closing have been satisfied.

“Closing Date” shall mean the day on which the Closing takes place.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean any and all property owned by any Loan Party and encumbered by this Agreement, the Security Agreement or any of the other Loan Documents in connection with the Loan, whether owned by each Loan Party on the Closing Date or subsequent hereto.

“Compliance Certificate” shall mean a certificate demonstrating Borrower’s compliance with the Financial Covenants set forth in this Agreement, in the form attached as Exhibit “A”.

“Consonus, Inc.” means Consonus, Inc., a Utah corporation now known as “Salt Lake Data Center Company”.

“Consonus Seller Note” shall have the meaning set forth in the above Recitals.

“Cumulative Quarterly Net Income” shall mean the total net income of Borrower for the Loan Quarter in question determined in accordance with GAAP.

“Default” shall mean an event or circumstances that, with notice or lapse of time or both, would constitute an Event of Default.

“Dispute” shall have the meaning set forth in Section 10.16.

“EBITDA” shall have the meaning set forth in Section 8.1(a).

“Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at anytime hereafter in effect, applicable to Borrower’s business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equipment” shall have the meaning set forth in the UCC.

“Equity Holders” means Knox Lawrence International and its Affiliates and any other Person that owns at anytime, directly or indirectly, Equity Interests in Borrower.

“Equity Interests” means the membership interests, limited liability company interests, partnership interests, capital stock of any class or any other equity interest of any Person and options, warrants and other rights to acquire membership interests, limited liability company interests, partnership interests, capital stock of any class or any other equity interest of such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

“Event of Default” shall mean the occurrence of any of the events or conditions described in Section 9.

“Executive Order” shall have the meaning set forth in Section 5.21(a).

“Financial Covenants” shall have the meanings set forth in Section 8.

“Financing Statement” shall mean a UCC-1 financing statement in form and substance satisfactory to Lender.

“Fixed Charge Coverage Ratio” shall have the meaning set forth in Section 8.2(a).

“Fixtures” as such term is defined in the UCC.

“GAAP” shall mean generally accepted accounting principles in the United States of America as consistently applied through all relevant periods.

“Governmental Entity” shall mean any federal, state, or local governmental or quasi-governmental entity, agency, board, commission or organization having jurisdiction over any Collateral or Person relevant to this Agreement.

“Governmental Requirements” shall mean all laws, statutes, codes, ordinances, and governmental rules, regulations and requirements applicable to Borrower, Lender and/or any Collateral.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

“Impositions” shall mean all (a) real estate and personal property taxes and other taxes and assessments, water and sewer rates and charges, and all other governmental charges and any interest or costs or penalties with respect thereto and charges for any restrictive covenants or any other easement or agreement maintained for the benefit of any Real Property, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind or nature whatsoever that at anytime may be assessed, levied or imposed upon any land or improvements, or the rent or income received therefrom, or any use or occupancy thereof, and (b) other taxes levied, imposed or assessed upon or against Borrower or any of its properties.

“Indebtedness” shall mean (after consolidation adjustments, if necessary, to avoid redundancy) (a) all indebtedness, obligations or other liabilities for borrowed money, whether or not subordinated and whether with or without recourse beyond any collateral security; (b) all indebtedness, obligations or other liabilities evidenced by securities or other similar instruments; (c) all reimbursement obligations and other liabilities with respect to letters of credit (except for any undrawn letters of credit that support future ordinary course, non-indebtedness obligations) or banker’s acceptances; (d) all obligations to pay the purchase price of real or personal property or services (offset by the fair value of such property or services); (e) all Capital Lease Obligations and all obligations in respect of operating leases; (f) all Accommodation Obligations; (g) all indebtedness, obligations or other liabilities of any Person secured by a Lien on any asset of Borrower, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, Borrower (including, without limitation, the principal amount of any assessment or similar indebtedness encumbering any property); (h) all indebtedness, obligations or other liabilities (other than interest expense liability) in respect of any interest rate hedge, swap or similar contracts and foreign currency exchange agreements; and (i) without duplication or limitation, all liabilities and other obligations included in the financial statements (or notes thereto) of Borrower as prepared in accordance with GAAP.

“Indemnitees” shall have the meaning set forth in Section 10.5.

“Inventory” shall have the meaning set forth in the UCC.

“Investments” shall mean, with respect to any Person, (a) the purchase or acquisition of, or making any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any other Person, including the establishment or creation of a Subsidiary or entering into any joint ventures, or (b) making or committing to make any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including, by way of merger, consolidation or other combination, or (c) making or committing to make any advance, loan, extension of credit or capital contribution to or any other investment in, any other Person including any Affiliate of Borrower.

“Involuntary Lien” shall mean any Lien securing the payment of money or the performance of any other obligation created involuntarily under any law, rule, regulation, ordinance or otherwise and any claim of any such Lien.

“Junior Deeds of Trust” shall mean the Junior Fee Deed of Trust and the Junior Leasehold Deeds of Trust.

“Junior Fee Deed of Trust” shall mean that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated of even date herewith, given by Borrower, as trustor, in favor of Lender, as beneficiary.

“Junior Leasehold Deeds of Trust” shall mean (a) that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated of even date herewith, given by Borrower, as trustor, in favor of Lender, as beneficiary, related to the property at 2282 South Presidents Drive, Suite B, West Valley City, Salt Lake County, Utah 84120, and (b) that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing, dated of even date herewith, given by Borrower, as trustor, in favor of Lender, as beneficiary, related to the property at 118 South 1000 West, Salt Lake City, Salt Lake County, Utah 84104.

“Knox Lawrence International” shall mean Knox Lawrence International, LLC, a Delaware limited liability company.

“Legal Opinion” has the meaning set forth in Section 4.5(b).

“LIBOR Rate” shall mean the rate of interest equal to the 30-day LIBOR rate quoted by Lender (or a financial institution designated by Lender) from Telerate Page 3750 or any successor thereto, which shall be the 30-day LIBOR rate in effect two (2) Business Days prior to the beginning of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset at the beginning of each succeeding month. If the advance of the Loan Amount occurs other than on the first day of the month, the initial 30-day LIBOR Rate shall be the 30-day LIBOR Rate in effect two (2) Business Days prior to the date of the such advance, which rate plus the LIBOR Spread shall be in effect the remaining days of the month in which such advance is made, such 30-day LIBOR rate to be reset at the beginning of each succeeding month. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“LIBOR Spread” shall mean ten percent (10%).

“Lien” and “Liens” mean, respectively, each and all of the following: (i) any assignment as security, conditional sale, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local); and (ii) any option, right of first refusal, or other interest or right.

“Loan” shall mean the term loan to Borrower in the amount of the Loan Amount made pursuant to the terms of Section 2.

“Loan Amount” shall mean Three Million Dollars and No/100 ($3,000,000.00).

“Loan Documents” shall mean any and all documents evidencing and securing the Loan and shall include, without limitation, this Agreement, the Note, the Security Agreement, the Financing Statement, the Subordination Agreement, the Junior Deeds of Trust, those documents, instruments and interests specifically identified in Section 4.2, and any other agreements, documents or instruments evidencing, guarantying, securing or otherwise relating to the Loan, as such agreements, documents and instruments may be amended, modified, extended, renewed or supplemented from time to time.

“Loan Origination Fee” shall have the meaning set forth in Section 2.7(a).

“Loan Party” shall mean Borrower and each other Person that from time to time is or becomes obligated to Lender under any Loan Document.

“Loan Quarter” shall mean each period of three (3) consecutive calendar months, ending on March 31, June 30, September 30 and December 31, respectively.

“Loss” shall have the meaning set forth in Section 10.5.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, condition (financial or otherwise) or results of operations of Borrower and its Subsidiaries, if any, taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the material Obligations under the Loan Documents, or (c) a material adverse effect on (i) any material portion of the Collateral, (ii) the legality, validity, binding effect or enforceability against the Loan Parties under the Loan Documents, (iii) the perfection or priority of any Lien granted to Lender under any Loan Document, or (iv) the rights or remedies of Lender under the Loan Documents.

“Maturity Date” shall mean May 21, 2010 (i.e., 24 months after the date of this Agreement); provided, however, that Lender may accelerate the Maturity Date at anytime as otherwise provided for in this Agreement or in the Note.

“Net Worth” shall mean (a) the total assets of Borrower as determined in accordance with GAAP and as reflected on the most recent financial statements for Borrower delivered to Lender in accordance with Section 8.3, less (b) all assets of Borrower that are either (i) non-qualified deferred compensation plan assets contributed under Section 401(k) of the Code and related provisions and regulations or (ii) non-qualified deferred compensation plan assets contributed under Section 457 the Code and related provisions and regulations, and less (c) the total liabilities of Borrower, excluding Borrower’s liabilities under the Consonus Seller Note, as determined in accordance with GAAP, and as reflected on the most recent financial statements for Borrower as delivered to Lender in accordance with Section 8.3.

“Note” shall mean that certain Secured Promissory Note, dated as of the date hereof, in the original principal amount of the Loan Amount, made by Borrower to the order of Lender, as the same may be modified, amended, extended, replaced or restated.

“Notice” shall have the meaning set forth in Section 10.6.

“Obligations” shall mean Borrower’s obligations in respect of the due and punctual payment of principal and interest on the Note when and as due, whether by acceleration or otherwise, and all fees, expenses, indemnities, reimbursements and each other obligation of any Loan Party under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred.

“OFAC” shall have the meaning set forth in Section 5.21(b)(v).

“Original Credit Agreement” shall have the meaning set forth in the above Recitals.

“parties” and “party” have the meanings set forth in the preamble.

“Permitted Liens” shall mean (a) Liens or security interests in favor of Lender; (b) Liens and security interests in favor of U.S. Bank under the Amended and Restated Credit Agreement and the Senior Notes; (c) Liens for Impositions that are not delinquent; (d) Involuntary Liens (other than for Impositions) with respect to which Borrower satisfies each of the following requirements: (i) Borrower contests the validity of such Involuntary Lien in good faith by appropriate legal proceedings, (ii) Borrower gives written notice to Lender of Borrower’s intent to contest or object to the same, (iii) Borrower demonstrates to Lender’s satisfaction that the procedures will conclusively operate to prevent the sale of any property owned by Borrower to satisfy the Involuntary Lien prior to the final determination of such proceedings, and (iv) Borrower takes any and all other reasonable actions (including, without limitation, obtaining bonds, title insurance endorsements, or other security) as Lender may deem necessary or appropriate in order to prevent the sale of any of the Real Estate to satisfy the Involuntary Lien and prevent any impairment of any of the Real Estate; (e) the sale, transfer or other disposition of any personal property that is consumed or worn out in ordinary usage and that is promptly replaced with similar items of equal or greater value; (f) any Lien in favor of Lender for the benefit of Lender; (g) matters customarily shown as standard, pre-printed exceptions in a title insurance policy in the jurisdiction where any of the Real Estate is located; (h) all covenants, conditions, easements, right-of-ways, reservations and restrictions now of record on any of the Real Estate; (i) any Lien arising after the date hereof and approved by Lender in writing; (j) Liens arising in the ordinary course of Borrower’s business in amounts not to exceed $50,000.00 for any single Lien and $150,000.00 for all such Liens in the aggregate;

and (k) any other Liens consented to by Lender in advance in writing from time to time in its sole and absolute discretion.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes or payment (other than any payment that is part of the Obligations), provided that (a) a reserve with respect to such obligation is established on the books of Borrower or such Subsidiary in such amount as is required under GAAP, (b) any such protest is instituted and diligently prosecuted by Borrower or its Subsidiary, as applicable, in good faith, and (c) Borrower’s title to its property is not materially adversely affected or its use of such property in the ordinary course of its business is not materially interfered with.

“Person” shall mean any natural person, corporation, limited liability company, partnership (whether limited or general), joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended, reformed or modified from time to time and any rules or regulations issued from time to time thereunder) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, including any agreement or arrangement that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the above-specified transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Estate” shall mean the real property and improvements owned or leased by Borrower and pledged to Lender as security for the Loan pursuant to the Loan Documents, as such real property and improvements are more particularly described therein.

“Regulatory Change” shall mean any change after the Closing Date in federal, state or foreign laws, rules or regulations or the adoption or making after that date of any interpretations, directives or requests applying to a class of banks, including Lender, under any federal, state or foreign laws, rules or regulations (whether or not having the force of law) by any court, Governmental Entity or monetary authority charged with the interpretation or administration thereof.

“Security Agreement” shall mean that certain Security Agreement dated effective as of the date hereof from Borrower to Lender granting a valid and perfected first lien on the Collateral described therein, securing the Note and other Obligations, in form and substance satisfactory to Lender, as it may be amended, modified, extended, renewed, restated or supplemented from time to time.

“Senior Debt Cap” shall mean Fifteen Million Dollars and No/100 ($15,000,000.00).

“Senior Indebtedness” means the Indebtedness of Borrower to U.S. Bank under the Amended and Restated Credit Agreement and the Senior Notes.

“Senior Notes” shall mean (a) the Term Note in the original principal amount of Ten Million Five Hundred Thousand Dollars and No/100 ($10,500,000.00) dated May 31, 2005 made by Borrower in favor of U.S. Bank, (b) the Line of Credit Note in the principal amount of Two Million Five Hundred Thousand Dollars and No/100 ($2,500,000.00) dated May 31, 2005 made by Borrower in favor of U.S. Bank, and (c) the Term Note in the principal amount of One Million Eight Hundred Sixty-One Thousand Dollars and No/100 ($1,861,000.00) dated November 19, 2007 made by Borrower in favor of U.S. Bank.

“Subordination Agreement” shall mean that certain Subordination and Standstill Agreement, dated as of the date hereof, executed by Lender in favor of U.S. Bank, subordinating the obligations of Borrower to Lender under the Note and the Junior Deeds of Trust to the obligations of Borrower under the Amended and Restated Credit Agreement, in form and substance acceptable to Lender.

“Subsidiary” shall mean a corporation, partnership, joint venture or other entity in which Borrower, or one or more of its Subsidiaries, or any combination of the foregoing own, directly or indirectly, (a) either fifty percent (50%) or more of the issued and outstanding shares of capital stock or fifty percent (50%) or more of the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such entity (irrespective of whether or not at the time capital stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), or (b) a fifty percent (50%) or greater interest in any partnership, joint venture or other entity, whether such interest is an interest in the capital, profits, losses or distributions of such partnership, joint venture or other entity.

“Total Funded Debt Ratio” shall have the meaning set forth in Section 8.2(b).

“UCC” shall mean the Uniform Commercial Code adopted in the State of Utah.

“UFCA” shall have the meaning set forth in Section 5.5.

“UFTA” shall have the meaning set forth in Section 5.5.

“USA Patriot Act” shall have the meaning set forth in Section 5.21(a).

“U.S. Bank” shall mean U.S. Bank National Association, a Minnesota corporation.

1.2                                 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP applied in a manner consistent with the financial statements delivered pursuant to Section 8.3.

1.3                               Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

1.4                               Other Definitional Terms. The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided. The words “include”, includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

SECTION 2

TERM LOAN

2.1                               Term Loan. Subject to the satisfaction of the conditions precedent set forth in Section 4, Lender shall make a single advance term loan to Borrower at the Closing in the amount of the Loan Amount.

2.2                               Non-Revolving Loan. The Loan is not a revolving loan. Amounts repaid under the Loan shall not be available for re-borrowing by Borrower.

2.3                               The Note. The Loan is evidenced by the Note, the form of which is attached hereto as Exhibit “B”. The Loan Amount shall be evidenced by and be repayable in accordance with the terms set forth in this Agreement.

2.4                               Interest; Applicable LIBOR Rate. Interest shall be calculated on the actual number of days the Loan is outstanding on the basis of a year consisting of 360 days. In calculating interest, the date the Loan is made shall be included and the date the Loan or any portion thereof is repaid shall be excluded if received by Lender before 12:00 noon Mountain Time. The Note and all of the other Obligations shall bear interest at the Applicable LIBOR Rate.

2.5                               Maturity Date. The Note shall be due and all outstanding principal of, all accrued interest on and all other Obligations hereunder shall be fully payable on the Maturity Date. Lender may accelerate the Maturity Date if, as and when expressly provided in this Agreement and the other Loan Documents.

2.6                               Prepayment; Application of Payments.

(a)                                  Prepayments. Borrower shall have the right to prepay the Loan in whole or in part at anytime prior to the Maturity Date; provided, however, that Borrower shall pay a prepayment premium as follows:

Prepayments Made During	Prepayment Premium

Months 1 – 12	3% of amount prepaid

Months 13 – 18	1% of amount prepaid

Thereafter	No prepayment premium

All prepayments shall be accompanied by a payment of interest accrued on the portion of the Loan prepaid through the date of payment, and all partial prepayments shall be applied to principal installments in the inverse order of their maturity.

2.7                                     Fees.

(a)                                  Loan Origination Fee. Borrower shall pay Lender an origination fee equal to one and one-half percent (1.50%) of the Loan Amount (i.e., Forty-Five Thousand Dollars and No/100 ($45,000.00)) (the “Loan Origination Fee”) for the Loan. Borrower previously paid Lender one-half of the Loan Origination Fee (i.e., $22,500.00) upon the execution of the commitment letter, which amount is non-refundable. The remaining one-half of the Loan Origination Fee (i.e., $22,500.00) shall be paid by Borrower to Lender at the Closing and shall be deemed fully earned by Lender upon the execution of this Agreement.

(b)                                 Default Rate. After the occurrence of an Event of Default, the Obligations outstanding on the Loan shall bear interest at the Applicable LIBOR Rate plus one and one-half percent (1.5%).

2.8                                 Cross Default. Borrower agrees that any Event of Default under the Amended and Restated Credit Agreement or any of the Senior Notes shall be an Event of Default under this Agreement and the Note.

SECTION 3

GENERAL LOAN PROVISIONS

3.1                                 Time and Place of Payments; Monthly Payments. Payments required under the Loan shall be made in cash or other good funds immediately available at the offices of Lender at 420 East South Temple, Suite 520, Salt Lake City, Utah 84111, or any other address specified in writing to Borrower, prior to 2:00 p.m. Mountain Time on the date due. Payments received after said time shall be deemed received on the next Business Day. If any payment date falls on any day that is not a Business Day, such payment date shall be extended to the next Business Day. All such payments shall be made without deduction for, set-off, counterclaim or other defense of any kind. The Loan shall be paid in eight (8) quarterly principal payments in the amount of One Hundred Thousand Dollars and No/100 ($100,000.00) each, commencing on July 1, 2008, and continuing on the same day of each successive calendar quarter thereafter through the Maturity Date. On the Maturity Date the remaining unpaid principal balance of the Loan shall be repaid in full. Accrued interest on the Loan calculated at the Applicable LIBOR Rate, shall be paid monthly commencing on June 1, 2008, and continuing on the same day of each successive month thereafter through the Maturity Date, at which time all accrued interest together with any other amount due and payable hereunder shall be paid in full.

3.2                                 Costs and Expenses. Borrower shall pay the following costs and expenses incurred in connection with the making of the Loan:

(a)                                  Attorneys’ Fees, Costs and Expenses. All reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, fees, costs and expenses for Lender’s counsel) to be paid on or before the date hereof with respect to the Closing.

(b)                                 Consultants’ Costs, Expenses and Fees. All reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, the aggregate costs of any appraisals of any portion of the Collateral (provided that so long as no Event of Default has occurred and is continuing, Borrower shall only be obligated to pay for the costs of one appraisal of the Collateral during each twelve (12) month period), consultants’ fees, attorneys’ fees and costs, or other costs and expenses reasonably incurred by Lender in connection with review or approval of Collateral, enforcing payment and performance of the Obligations, exercising the rights and remedies of Lender under the Loan Documents or in negotiation or documentation of any further amendment or modification of the Loan Documents), to be paid on or before the tenth (10th) Business Day after any bill rendered by Lender to Borrower with respect thereto, paid directly or to reimburse Lender, at Lender’s option.

3.3                                 Lender’s Right to Cure Defaults. In the event that Borrower shall fail to cure a Default, Lender shall have the right, but not the obligation, to perform any of such covenants, agreements and obligations, and any amounts expended by Lender in doing so shall constitute obligatory advances under this Agreement and additional Obligations evidenced by the Note and secured by the Loan Documents.

3.4                                 Effect of Loan Documents. All amounts hereafter advanced or accruing, including, without limitation, any amounts (including principal amounts) advanced or outstanding hereunder in excess of the stated principal amount of the Note, if any, shall be outstanding under the Note and shall be evidenced and secured by the Loan Documents.

3.5                                 Lender Call Option upon Refinancing or Modification of Senior Indebtedness. Lender shall have the option to call the Note and all Obligations hereunder immediately due and payable in full (the “Call Option”) upon (a) any refinancing of the Senior Indebtedness or the Senior Notes prior to the Maturity Date, or (b) any restructuring, amendment or modification of or to the Senior Indebtedness or the Senior Notes that would cause the Loan or any of the Obligations to be subordinated to or to become junior to any other debt, liability or obligation of Borrower to Lender except as provided by the Subordination Agreement. Borrower shall give Lender at least ten (10) business days written notice prior to the closing of any transaction that involves any restructuring, amendment or modification of or to the Senior Indebtedness or the Senior Notes. Notwithstanding the foregoing, Lender shall not have the right to exercise the Call Option if any such refinancing, restructuring, amendment or modification of the Senior Indebtedness or the Senior Notes is on terms which, taken as a whole, are no less favorable to Borrower in any material respect.

SECTION 4

CONDITIONS PRECEDENT TO CLOSING

Lender’s obligations to make the Loan and to enter into and perform its agreements under this Agreement are subject to the full and complete satisfaction of the following conditions precedent, including receipt and approval by Lender of the following agreements, documents and instruments, each in form and substance satisfactory to Lender, in each case as determined by Lender in its sole and absolute discretion on or before the Closing and subsequently:

4.1           Representations and Warranties Accurate.  The representations and warranties by each Loan Party in the Loan Documents shall be correct in all material respects on and as of the date of this Agreement (other than those that relate to an earlier date).

4.2           Loan Documentation.  Lender shall have received and approved fully executed counterparts of the following documents, each of which shall have been duly authorized, executed (and, where appropriate, acknowledged), and delivered by the respective parties thereto, as well as any and all other documents and instruments as Lender may deem reasonably necessary with respect to the Loan:

(a)                                       this Agreement;

(b)                                      the Note;

(c)                                       the Security Agreement;

(d)                                      the Subordination Agreement;

(e)                                       the Junior Deeds of Trust;

(f)                                         the Financing Statement; and

(g)                                      the Compliance Certificate.

All documentation evidencing the foregoing shall be in form and substance reasonably satisfactory to Lender and shall include consents from such third parties as Lender deems necessary or appropriate.

4.3                                 Closing of the Loan.  Lender shall have received and approved fully executed copies of each of the Loan Documents and all related documents and instruments deemed necessary or appropriate by Lender. Each of the Loan Documents and all other documents and instruments related to the Loan shall be in form and substance satisfactory to Lender. The conditions of closing the Loan shall be satisfied by the parties thereto without waiver or amendment except as approved by Lender in writing.

4.4                                 Payment of Costs, Expenses and Fees.  All costs, expenses and fees to be paid by Borrower under the Loan Documents on or before the effectiveness of this Agreement shall have been paid in full.

4.5                                 Review Items.  Lender shall have received and approved the following:

(a)                                       Financial Statements.  Internally prepared unaudited financial statements of Borrower for the period ending December 31, 2007 and the first quarter of 2008, together with current financial statements and other financial information as Lender may require for Borrower in form and substance satisfactory to Lender; and

(b)                                      Legal Opinion.  A legal opinion (the “Legal Opinion”) of independent counsel for Borrower, with respect to the Loan Documents, in form and substance reasonably satisfactory to Lender and Borrower’s counsel addressing (i) that Borrower is validly existing and in good standing in the state of its organization and, to the extent necessary, duly-qualified to do business in each other state or jurisdiction in which it is required to qualify to do business, (ii) that the Loan transaction and the execution and delivery of the Loan Documents and performance of the obligations thereunder have been duly authorized by all necessary parties, (iii) concerning such other legal matters as Lender may require regarding the Loan transaction and the absence of conflicts with the Loan Documents and any other material document, instrument, agreement or governmental order or rule to which Borrower is a party or subject and known to such counsel, and (iv) such other opinions specific to Borrower or the Loan transaction as Lender may reasonably require.

4.6                                 Corporate Documents.  Borrower shall provide Lender with (i) certified copies of resolutions of its board of directors authorizing it to execute, deliver and perform each of the Loan Documents and to grant to Lender the Liens on the Collateral as provided by the Loan Documents and certifying the names and signatures of the officers of Borrower authorized to execute the Loan Documents, (ii) the Certificate of Incorporation and Bylaws of Borrower and all amendments thereto, and (iii) a certificate of good standing as a corporation from the State of Delaware and from the State of Utah as to its qualification to do business as a foreign corporation.

4.7                                 Taxes.  Evidence that all taxes, fees and other charges in connection with the Loan or otherwise due and owing by Borrower shall have been paid, and all delinquent taxes, assessments or other governmental charges or liens affecting the Collateral, if any, shall have been paid.

4.8                                 Insurance.  Certificates of insurance evidencing the policies of insurance required hereunder.

4.9                                 Capital Structure.  Borrower shall have received a payoff letter from Consonus, Inc. effective as of the Closing Date indicating to Lender’s satisfaction that the Consonus Seller Note will be repaid in full upon the closing of the transaction contemplated by this Agreement and that no indebtedness will be outstanding or payable by Borrower to Consonus, Inc. after the Closing.

4.10                           Indebtedness; Liens; UCC Filings.

(a)                                       Evidence that: (A) all commitments under any existing credit facilities or loan agreements not permitted under Section 7.8 have been terminated not later than the Closing Date, and all outstanding amounts thereunder paid in full; and (B) all Liens securing obligations under such existing credit facilities or loan agreements and all other Liens not permitted under Section 7.8 have been released and terminated not later than the Closing Date;

(b)                                      Evidence that such UCC financing statements, fixture filings and comparable foreign filings or registrations (appropriately completed and executed) shall have been filed in such states and jurisdictions as Lender may request to perfect the Liens granted to Lender under the Loan Documents; and

(c)                                       UCC search certificates from the jurisdictions in which UCC financing statements are to be filed pursuant to clause (ii) above, reflecting no other financing statements or filings that evidence Liens of other Persons in the Collateral, except for any such Liens (A) that are expressly permitted by Section 7.7, or (B) that Lender has received a termination statement pursuant to clause (i) above.

4.11                           Consent and Estoppel Certificates.  For each leased site listed below, Borrower shall deliver to Lender a Consent and Estoppel Certificate signed by the landlord of each such site that consents to the encumbrance of such site by Lender and containing customary estoppel provisions, in form and substance reasonably satisfactory to Lender: (a) 118 South 1000 West, Salt Lake City, Utah, (b) 180 East 100 South, Salt Lake City, Utah, and (c) 2282 South Presidents Drive, West Jordan, Utah.

4.12                           Other Actions.  Borrower shall have performed such other actions as Lender may reasonably require.

SECTION 5

REPRESENTATIONS AND WARRANTIES

In order to induce Lender to make the Loan, Borrower represents, warrants and covenants as follows, which representations, warranties and covenants shall be true and correct as of the execution hereof and shall survive the execution and delivery of the Loan Documents:

5.1                                 Oganization of Borrower; Authority to Enter into Agreement.  Borrower is a corporation, duly formed and validly existing and in good standing under the laws of the State of Delaware. Borrower is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary and where the failure to so qualify precludes Borrower from enforcing its material contracts. Borrower has full power and authority to enter into this Agreement, to borrow money as contemplated herein, and to execute and carry out the provisions of the Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action of each Loan Party and no other action of any Loan Party is required for the execution, delivery and performance of the Loan Documents. The Loan Documents that have been executed and delivered pursuant to this Agreement constitute, or, if not yet executed or delivered, will when so executed and delivered, constitute valid and binding obligations of each Loan Party, respectively, each enforceable in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

5.2                                 Financial Statements.  Any financial statements, supporting schedules and financial reports delivered to Lender in connection with the Loan Documents by or on behalf of a Loan Party (including, without limitation, all financial statements required under Section 8.3) are true and correct in all material respects, and, as to Borrower, have been prepared in accordance with GAAP (except for the omission of footnotes and normal year-end adjustments), and fairly represent in all material respects the respective financial conditions of the subjects thereof as of the dates thereof and for the periods covered thereby; provided, however, that it is agreed and acknowledged that the financial statements provided pursuant to Section 4.5(a) were, to the extent (and only to the extent) disclosed to Lender in writing prior to Closing, not prepared in accordance with GAAP; provided further, however, that all financial statements provided pursuant to Section 8.3 shall be fully GAAP compliant as required therein (except for the omission of footnotes and normal year-end adjustments).

5.3                                 Litigation.  There are no actions, suits or proceedings pending, or to the knowledge of any Loan Party, threatened against or affecting any Loan Party, or any of the property or assets of any Loan Party, in any court at law or in equity, or before or by any governmental or municipal authority that could reasonably be expected to materially adversely affect the ability of the Loan Party to perform its respective obligations hereunder or under any of the Loan Documents to which the Loan Party is a party, or could reasonably be expected to affect the priority of Lender’s liens and security interests with respect to Borrower’s property or assets, except as disclosed to Lender in writing prior to the date of this Agreement.

5.4                                 Subsidiaries.  There are no Subsidiaries owned directly or indirectly by Borrower, other than those identified in Schedule 5.4 attached hereto.

5.5                                 Use of Proceeds.  The purpose of the Loan is a business purposes and not a personal, family or household purposes. The proceeds of the Loan shall be used solely to retire and repay in its entirety the Consonus Seller Notes. No part of the proceeds of the Loan shall be used at anytime by Borrower to purchase or carry margin stock (within the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such margin stock. No part of the proceeds of the Loan will be used by Borrower for any purpose that violates, or that is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

5.6                                 Solvency.  Before and after giving effect to the Loan, Borrower (a) is not “insolvent” as that term is defined in Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (the “UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (the “UFCA”), (b) does not have “unreasonably small capital,” as that term is used in Section 548(a)(2)(B)(ii) of the Bankruptcy Code or Section 5 of the UFCA, (c) is not engaged or about to engage in a business or a transaction for which its remaining property is “unreasonably small” in relation to such business or transaction as that term is used in Section 4 of the UFTA, (d) able to pay its debts as they mature or become due, within the meaning of Section 548(a)(2)(B)(iii) of the Bankruptcy Code, Section 4 of the UFTA and Section 6 of the UFCA, and (e) owns assets having a value both at “fair valuation” and at “present fair salable value” greater than or equal to the amount required to pay such Person’s “debts” as such terms are used in Section 2 of the UFTA and Section 2 of the UFCA. Borrower will not be rendered insolvent (as such term is defined above) by the execution and delivery of this Agreement or any of the other Loan Documents or by the transactions contemplated hereunder or thereunder.

5.7                                 No Violation of Other Agreements; No Default.  The execution, delivery and performance by any Loan Party of the Loan Documents will not (a) violate any provision of any Governmental Requirement or any order, writ, judgment, injunction, decree, determination or award of any court, Governmental Entity or government agency or arbitrator presently in effect having applicability to any Loan Party, or (b) result in a breach of, or constitute an event of default under, any indenture, deed of trust, mortgage, credit facility or loan agreement (including, without limitation, the Amended and Restated Credit Agreement and the Senior Notes), note or any other material agreement, lease or instrument to which the Loan Party is a party or by which it or any of its assets or properties may be bound or result in the creation of any Lien or security interest thereunder. No Loan Party is in default under or in violation of any such Governmental Requirement, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to have a Material Adverse Effect on such Loan Party.

5.8                                 Government Consents.  No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Entity is required on the part of any Loan Party to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for any necessary filing or recordation of or with respect to any of the Loan Documents.

5.9                                 Accuracy of Information.  All reports, inventories, schedules, statements, verifications and other information provided by or on behalf of any Loan Party to Lender pursuant to this Agreement or in connection with the Loan are and shall be true, accurate, complete and correct in all material respects as of the dates the same are provided to Lender (other than those that relate to an earlier date) and do not and shall not contain any untrue statement of material fact or omit to state a fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, however, that any projections provided by any Loan Party to Lender represent as of the date of delivery, such Loan Party’s good faith estimate of its future performance for the periods covered thereby. Each Loan Party agrees to promptly notify Lender in the event that any of such documentation or information is later discovered by such Loan Party to be materially inaccurate.

5.10                           Good Faith; Bankruptcy.  This Agreement is executed in good faith by each Loan Party and is not given or intended to hinder, delay or defraud any creditor or to contravene any of the bankruptcy laws of the United States (11 U.S.C. Section 101, et seq.), or any other applicable laws. As of the date of the execution of this Agreement, no Loan Party is the subject of a pending bankruptcy case. No Loan Party is aware of any threatened bankruptcy case, nor are any Loan Parties presently intending to file such a case.

5.11                           Taxes.  Each Loan Party has filed all federal, state and local tax returns required to be filed and has paid or made provision (as required by GAAP) for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the applicability, amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Loan Party). No tax liens (other than liens subject to Permitted Protest) have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of any Loan Party in respect of taxes and other governmental charges are adequate, and the Loan Parties know of no proposed material tax assessment against it or any basis therefor.

5.12                           Trademarks; Patents.  Borrower possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, to its knowledge without conflict with or infringement on the rights of others, except as could not reasonably be expected to result in a Material Adverse Effect.

5.13                           Collateral.  Borrower is, or will be after the closing of the Loan, the lawful owner of or lessee of all Collateral, free from all Liens, other than Permitted Liens.

5.14                           Approvals and Permits; Compliance With Laws.  Borrower has obtained and there are in full force and effect all consents, franchises, certificates, licenses, authorizations, approvals and permits necessary for the conduct of the business of Borrower, other than those consents, franchises, certificates, licenses, authorizations, approvals and permits that if not obtained or not in effect would not have a Material Adverse Effect. Borrower owns or leases all assets and property necessary for conduct of the business and operations of Borrower. Such assets and property are not subject to any Liens, other than Permitted Liens. Borrower is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, laws, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect on Borrower.

5.15                           Indebtedness.  Except as permitted in Section 7.8, Borrower is not obligated (directly or indirectly), for any Indebtedness.

5.16                           Environmental Matters.  Borrower has no knowledge of any generation, use, storage, treatment, transportation, manufacturing, handling, production or disposal of any Hazardous Materials, on or off its premises (whether or not owned by Borrower) in any manner that at anytime violates any Environmental Law in any material respect or any license, permit, certificate, approval or similar authorization thereunder in any material respect and the operations of Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder other than those that could not reasonably be expected to result in a Material Adverse Effect. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority, nor is any pending or to the best of Borrower’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, (threatened or actual) of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, that affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials. Borrower has no knowledge of any material liability (contingent or otherwise) in connection with a release, spill or discharge (threatened or actual) of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in connection with any property owned or leased by Borrower.

5.17                           ERISA Matters.  Borrower has paid and discharged all obligations and liabilities arising under ERISA of a character that, if unpaid or unperformed, might result in the imposition of a lien against any of its properties or assets.

5.18                           Regulatory Matters.  None of any Loan Party or any Person controlling any Loan Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

5.19                           Labor Relations.  There are no strikes, lockouts or other general labor disputes against Borrower, or, to Borrower’s knowledge, threatened against or affecting Borrower, in any case that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and no significant unfair labor practice complaint is pending against Borrower or, to the knowledge of Borrower, threatened against Borrower before any Governmental Entity in any case that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Borrower has at all times operated its business in compliance in all material respects with all applicable provisions of the Federal Fair Labor Standards Act, as amended.

5.20                           Brokers’ Fees; Transaction Fees.  Borrower does not have any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee or other fee in connection with the transactions contemplated hereby, including any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby (except to Knox Lawrence International or its Affiliates not to exceed One Hundred Thousand Dollars and No/100 ($100,000.00)).

5.21                           Anti-Terrorism Laws.

(a)           Neither Borrower nor any of its Affiliates is in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the

“Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, signed into law October 26, 2001 (the “USA Patriot Act”).

(b)                                 Neither Borrower nor any or its Affiliates, nor, to the knowledge of  Borrower, any brokers or other agents of any such Person acting or benefiting in any capacity in connection with the Loan, is any of the following:

(i)                                          a Person that it listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                       a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                                    a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                                   a Person that commits, threatens or conspires to commit or supports “terrorism”, as that term is defined in the Executive Order; or

(v)                                      a Person that is named as a “specially designated national and blocked person” on the most current list published by the United States Treasury Department Office of Foreign Assets Control (the “OFAC”) at its official web site or any replacement web site or other replacement official publication of such list.

(c)                                  Neither Borrower nor any of its Affiliates, nor, to its knowledge, any broker or other agent of any such Person acting or benefiting in any capacity in connection with the Loan (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.22                           Material Adverse Effect.  No event has occurred that had or could reasonably be expected to have a Material Adverse Effect.

5.23                           Fixtures. Except as set forth on Schedule 5.23 attached hereto, no Equipment owned or leased by Borrower or any Subsidiary is a Fixture to any parcel of real property.

5.24                           Payoff of Adjustment Note.  The Adjustment Note dated August 5, 2005 in the original principal amount of Two Million Eight Hundred Thousand Dollars and No/100 ($2,800,000.00) made by Borrower in favor of Consonus, Inc. (the “Adjustment Note”) has been fully repaid and cancelled.

5.25                           Survival of Representations.  All representations, warranties and covenants contained in this Section 5 shall survive the delivery of the Note and the Loan Documents, and the making of the Loan, and any investigation at anytime made by or on behalf of Lender shall not diminish its rights to rely on all of such representations and warranties.

5.26                           Representations and Warranties Continuing.  Each delivery by a Loan Party to Lender of financial statements, other documents, instruments or information after the date of this Agreement shall constitute an affirmation on the part of the Loan Parties that the representations and warranties contained in this Section 5 are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality in the text thereof) as of the time of such delivery except as otherwise previously disclosed to Lender in writing in a notice and except for those that refer to an earlier date. All representations and warranties made in this Agreement shall be continuing until the Loan and all Obligations of Borrower to Lender under this Agreement have been paid in full and discharged.

SECTION 6

AFFIRMATIVE COVENANTS

Until the Obligations are paid and performed in full, Borrower agrees that:

6.1                                 Books and Records; Periodic Audits.  Borrower shall keep books and records reflecting all of its business affairs and transactions in accordance with GAAP and permit Lender and its representatives and agents at reasonable times and intervals and upon reasonable prior notice to Borrower, to visit all of its offices, discuss its financial matters with officers of Borrower and its independent public accountant (and by this provision Borrower authorizes its independent public accountants to participate in such discussions) and examine any of its books and other corporate records. Such audits shall be at the expense of Borrower.

6.2                                 Collateral Inspections.  Borrower shall permit the duly authorized agents of Lender to conduct an examination, appraisal or other inspection of the Collateral. Borrower shall reasonably cooperate with Lender, make such Collateral reasonably available to Lender for such examinations, and pay upon demand such reasonable fees and costs Lender may incur in conducting the examinations, appraisals or other inspections; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall only be obligated to pay for the costs of one examination, appraisal or other inspection of the Collateral during each twelve (12) month period.

6.3                                 Existence.  Borrower shall maintain its existence as an entity in good standing under the laws of its jurisdiction of formation and its qualification to transact business in each jurisdiction where failure to qualify would preclude Borrower from enforcing its rights with respect to any material asset or would expose Borrower to any material liability.

6.4                                 Maintain Business.  Borrower shall continue to primarily provide IT infrastructure, data center storage solutions, and related managed services in the same manner as it engages on the date of this Agreement.

6.5                                 Conduct of Business.  Borrower shall maintain and keep its assets, property and equipment that are necessary or useful to the conduct of its business in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make or cause to be made all needed renewals, replacements and repairs.

6.6                                 Headquarters.  Borrower shall maintain its headquarters in the State of Utah.

6.7                                 Payment of Taxes and Claims.  Borrower shall promptly file all tax returns and reports that are required by applicable law to be filed by it and pay promptly all lawful taxes and assessments imposed upon Borrower or Borrower’s assets, including, without limitation, federal, state and local employee benefits and taxes, income taxes, sales or use taxes and general and special assessments; to pay promptly all claims for labor and materials furnished with respect to any property of Borrower and to prevent the filing of liens therefor; provided, however, that Borrower need not pay any such taxes, assessments or claims so long as it is subject to a Permitted Protest.

6.8                                 Insurance.  Borrower shall:

(a)                                     Keep the Collateral properly housed and insured against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Lender in its reasonable discretion. Borrower will provide certificates to Lender with appropriate Lender designation as additional insured or loss payee as may be appropriate together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Lender, showing loss under such insurance policies payable to Lender. Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage. In addition, Borrower shall cause to be executed and delivered to Lender an assignment of proceeds of its business interruption insurance policies. Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Lender; provided, however, that Lender will pay all proceeds payable thereunder directly to Borrower unless a Default or Event of Default has occurred and is continuing. Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as Borrower’s true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; provided, however, that Lender will not take any such actions as Borrower’s attorney-in-fact unless and until an Event of Default has occurred and is continuing.

(b)                                    Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Lender in its reasonable discretion, and original (or certified) copies of such policies shall be delivered to Lender, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Lender as additional insured thereunder and providing that the insurance company shall give Lender at least thirty (30) days written notice before any such policy shall be altered or canceled.

If Borrower at anytime or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable. Such insurance, if obtained by Lender, may, but need not, protect Borrower’s interests or pay any claim made by or against Borrower with respect to the Collateral. Such insurance may be more expensive than the cost of insurance Borrower may be able to obtain on its own and may be cancelled only upon Borrower providing written evidence that it has obtained the insurance as required above. All sums disbursed by Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute part of the Loan, shall be payable on demand by Borrower to Lender and, until paid, shall bear interest at the highest rate then applicable to the Loan.

6.9                                 Complying with the Loan Documents and Other Documents.  Borrower shall comply in all material respects with and perform all of its agreements and obligations under the Loan Documents, and under all other material contracts and agreements to which Borrower is a party and all material Governmental Requirements relating to the ownership, occupancy, use or management of Borrower’s property (unless Borrower’s obligation to comply therewith is being contested by Borrower in good faith, with due diligence and in compliance with all applicable requirements, if any, relating to such contests set forth in the Loan Documents).

6.10                           Compliance.  Borrower shall comply with all Governmental Requirements and all orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure to comply shall not be a breach of this covenant if such failure does not relate to any Collateral and does not have, or is not reasonably expected to have, a Material Adverse Effect, and Borrower is acting in good faith and with reasonable dispatch to cure such non-compliance.

6.11                           Payment of Claims. Borrower agrees to pay and discharge all claims for labor performed and material and services furnished in connection with the Collateral, and to take all other steps necessary to forestall the assertion of claims or liens either against the Collateral, or any part thereof or right or interest appurtenant thereto, or of claims against Lender. Nothing herein contained shall require Borrower to pay any claims for labor, materials or services that are subject to Permitted Protest. Lender shall not be required to extend the Maturity Date of the Loan by reason of Borrower’s failure to pay any such claims.

6.12                           Intellectual Property.  Borrower shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names necessary to continue its business as heretofore conducted by it or as hereafter conducted by it.

6.13                           Further Assurances.  Borrower will at anytime and from time to time upon the request of Lender take or cause to be taken any action, execute, acknowledge, deliver or record any additional documents, instruments, opinions, trust deeds, mortgages, security agreements or financing statements or obtain such additional insurance as Lender in its reasonable discretion deems necessary or appropriate to carry out the purposes of this Agreement and to preserve, protect and perfect the security interests intended to be created and preserved in the Collateral and other properties and assets securing the Obligations of Borrower under this Agreement and the Loan Documents. Without limiting the generality of the foregoing, but subject to the prohibitions set forth in Section 7.1, Borrower shall cause each of its Subsidiaries to guaranty the Obligations and to cause each such Subsidiary to grant to Lender a security interest in, and Lien on, substantially all of such Person’s assets and property to secure such guaranty, in each case pursuant to documents and instruments and other conditions as Lender may reasonably require.

6.14                           Notices of Certain Events.  Each Loan Party, each for itself, as soon as practicable, shall give written notice to Lender of:

(a)                                       the commencement of any uninsured litigation relating to any Loan Party or relating to the transactions contemplated by this Agreement that, if adversely determined, would constitute a Material Adverse Effect;

(b)                                      the commencement of any material arbitration or governmental investigation or proceeding not previously disclosed by the Loan Party to Lender in writing that has been instituted or, to the knowledge of the Loan Party, threatened against any Loan Party or to which its properties or assets are subject that, if determined adversely to the Loan Party would constitute a Material Adverse Effect;

(c)                                       any adverse development that occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by any Loan Party to Lender that, if determined adversely to any Loan Party would constitute a Material Adverse Effect;

(d)                                      any change of Borrower’s name or the use of any trade name, assumed name, fictitious business name or division name not previously disclosed to Lender in writing;

(e)                                       the occurrence of any “reportable event” (as that term is defined in ERISA) that might result in the termination if any employee benefit plan covering any officers or employees of Borrower;

(f)                                         any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter that affects Borrower or its business operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials;

(g)                                      the occurrence of any Default or any Material Adverse Effect; or

(h)                                      the receipt of any oral or written notice, consent, waiver or other communication from U.S. Bank or any of its Affiliates or agents or representatives with respect to the Senior Indebtedness (and Borrower shall promptly provide Lender with a copy of any such written communication received).

6.15                           Certificates; Other Information.  Borrower shall furnish to Lender:

(a)                                       promptly after the same are sent, copies of all financial statements and reports that Borrower sends to holders of its Equity Interests;

(b)                                      promptly upon receipt thereof, copies of any reports submitted by Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of Borrower made by such accountants, including any comment letters submitted by such accountants to management of Borrower in connection with their services; and

(c)                                       promptly upon receipt thereof, copies of any notices of any breach, default or any event of default and other material deliveries under the Senior Notes or any related document.

6.16                           Notice of Restructuring or Modification of Senior Indebtedness.  Borrower will give Lender at least ten (10) business days written notice prior to the closing of any transaction involving any restructuring, amendment or modification of or to the Senior Indebtedness or the Senior Notes.

6.17                           Payoff of Obligations upon Change of Control.  Borrower shall repay the Obligations in full upon the occurrence of Change of Control, unless waived by Lender in advance in its sole discretion.

SECTION 7

NEGATIVE COVENANTS

Until the Obligations are paid and performed in full, Borrower covenants and agrees with Lender as follows:

7.1                                 Investments.  Borrower shall not, and shall not permit any Subsidiary to, make or permit to exist any Investment (including any Investment in any Subsidiary), except:

(a)                                       advances to employees, officers and directors of Borrower for travel and other expenses arising in the ordinary course of Borrower’s business, in the aggregate at any one time not in excess of Twenty Thousand Dollars and No/100 ($20,000.00);

(b)                                      (i) cash, (ii) short-term obligations of, or fully guaranteed by, the United States of America, (iii) commercial paper rated A-1 or better by Standard & Poors or P-1 or better by Moody’s, (iv) demand deposit accounts maintained in the ordinary course of business with commercial banks in the United States, (v) certificates of deposit issued by and time deposits with, in each case commercial banks in the United States having capital and surplus in excess of $250,000,000, and (vi) money market funds that invest substantially all of their assets in the foregoing;

(c)           Investments in existence on the Closing Date, in each case described in Schedule 7.1 attached hereto;

(d)           extensions of trade credit;

(e)           Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of insolvency proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries; and

(f)          Borrower or any Loan Party may create a wholly-owned Subsidiary; provided, however, that concurrently upon the creation of any such Subsidiary, (i) Borrower or the applicable Loan Party shall cause such Subsidiary to: (A) deliver a guaranty pursuant to which such Subsidiary shall guaranty all of the Obligations; (B) enter into such security agreement or joinder agreement to the Security Agreement, and take all other action as shall be required by Lender, so as to create, perfect and protect a Lien in favor of Lender in all of the assets and properties of such Subsidiary; (C) cause each document (including each UCC financing statement and each filing with respect to intellectual property owned by each such Subsidiary) required by applicable law or reasonably requested by Lender to be filed, registered or recorded in order to create in favor of Lender a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the security documents to be so filed, registered or recorded and deliver evidence thereof to Lender; and (D) to the extent requested by Lender, deliver an opinion of counsel in form and substance satisfactory to Lender with respect to such Subsidiary and the matters set forth in this Section 7.1(f); and (ii) Borrower shall, or shall cause the applicable Loan Party to (W) pledge to Lender one hundred percent (100%) of the Equity Interests of such Subsidiary and execute and deliver all documents and instruments required thereunder or appropriate to perfect the security interest created thereby; (X) deliver to Lender all stock certificates and other documents and instruments added to the Collateral thereby free and clear of all Liens, accompanied by undated stock powers or other instruments of transfer executed in blank; and (Y) cause each document and instrument (including each UCC financing statement and each filing with respect to intellectual property owned by such Subsidiary) required by applicable law or reasonably requested by Lender to be filed, registered or recorded in order to create in favor of Lender a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the security documents to be so filed, registered or recorded and deliver evidence thereof to Lender.

7.2           Merger. Borrower shall not, and shall not permit any Subsidiary to, merge or consolidate or enter into any analogous reorganization or transaction with any Person, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

7.3           Sales and other Fundamental Changes. Borrower shall not, and shall not permit any Subsidiary to, cause, suffer or permit, voluntarily or involuntarily, Borrower or any Subsidiary to enter into or offer or agree to: any sale, lease, sublease, assignment, transfer, conveyance, exchange, spin off or other disposition of, individually or in a series of related transactions, any of the material assets or properties of Borrower or any of its Subsidiaries except sales of worn, damaged or obsolete equipment in the ordinary course of business, the transfer of Investments permitted in Section 7.1(b) in a manner not prohibited by the terms of this

Agreement, and sales of Inventory in the ordinary course of business. Borrower shall not, and shall not permit any Subsidiary to, amend its organizational documents in any material respect or change its fiscal year or enter into a new line of business materially different from the current business of Borrower.

7.4           Inconsistent Agreements. Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement containing any provision that would be violated or breached by Borrower or any Subsidiary in the performance of its obligations under any Loan Document.

7.5           Guarantees. Borrower shall not, and shall not permit any Subsidiary to, guarantee, directly or indirectly, the debt of any Person (except Borrower may guaranty debt of a Subsidiary) without the prior written consent of Lender.

7.6           Negative Pledges. Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement, bond, note or other documents or instrument with or for the benefit of any Person other than Lender that would prohibit Borrower or any Subsidiary from granting, or otherwise limit the ability of Borrower or any Subsidiary to grant, to Lender any Lien on any Collateral.

7.7           Liens. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly make, create, incur, assume or permit to exist any assignment, pledge, mortgage, deed of trust, security interest or other Lien of any nature in, to or against any of its assets, other than Permitted Liens.

7.8           Restrictions on Other Indebtedness. Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or be or remain liable (contingently or otherwise) with respect to any Indebtedness, other than:

(a)            Indebtedness to U.S. Bank under the Amended and Restated Credit Agreement and evidenced by the Senior Notes;

(b)            Indebtedness to Lender arising under any of the Loan Documents;

(c)            Indebtedness listed on Schedule 7.8 attached hereto;

(d)            Indebtedness from borrowings in the ordinary course of business in an amount not to exceed Fifty Thousand Dollars and No/100 ($50,000.00) for any single borrowing and One Hundred Fifty Thousand Dollars and No/100 ($150,000.00) for all such borrowings in the aggregate at anytime outstanding;

(e)            Refinancings, renewals or extensions of Indebtedness permitted under clause (b) above(and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) such refinancings, renewals or extensions do not result in an increase in the then-existing principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed or extended; (ii) such refinancings, renewals or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed or extended, nor on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower; and (iii) if the Indebtedness that is refinanced, renewed or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed or extended Indebtedness;

(f)            Endorsement of instruments or other payment items for deposit; and

(g)           Indebtedness composing Investments permitted under Section 7.1.

7.9           Limitations on Distributions; Management Fee; Restricted Payments. Borrower shall not, and shall not permit any Subsidiary to: (a) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, partnership interests, membership interests or other Equity Interests (including warrants) in excess of fifty-percent (50%) of Borrower’s net income, if permitted under the Senior Indebtedness, (b) purchase, redeem or otherwise acquire for value any shares of capital stock, partnership interests, membership interests or other Equity Interests of Borrower or any warrants, rights or options to acquire such shares, Equity Interests or securities of Borrower now or hereafter outstanding, or (c) make any payments in respect of “earnouts” and similar payment obligations, in each case, other than distributions by any Subsidiary to Borrower. Borrower shall not, and shall not permit any Subsidiary to, pay any management fees (including without limitation to any Affiliate) in excess of Two Hundred Fifty Thousand Dollars and No/100 ($250,000.00) per year, or to pay any management salary or other compensation (including without limitation to any managers or officers who are employed by or owners of Borrower or any Affiliate thereof) other than (A) cash compensation to board members in an aggregate amount not to exceed Fifty Thousand Dollars and No/100 ($50,000.00) per director per fiscal year and (B) cash compensation to other officers or employees that are not Affiliates (other than as a result of becoming an officer or employee) so long as such compensation is paid in the ordinary course of business and on such fair and reasonable terms as would be obtainable by such Person in a comparable arm’s-length transaction.

7.10         Loan Proceeds. Borrower shall not, and shall not permit any Subsidiary to, use any part of the proceeds of the Loan, directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as that term is defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or (b) for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulations T, U or X of the Board.

7.11         Equipment. Borrower shall not, and shall not permit any Subsidiary to, (a) permit any Equipment to become a Fixture to any parcel of real property unless such real property is owned by Borrower and is subject to a mortgage or deed of trust in favor of Lender, or (b) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a Lien in favor of Lender.

7.12         Affiliate Transactions. Borrower shall not, and shall not permit any Subsidiary to, conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

7.13         Senior Notes. Borrower shall not (a) make any payment or prepayment of principal or interest on the Senior Notes in contravention of the Subordination Agreement or any other Loan Document; (b) take any other action with respect to the Senior Notes in contravention of the Subordination Agreement or any other Loan Document; or (c) omit to give Lender prompt written notice of any notice (regardless of the form thereof, whether written, oral or otherwise) received from U.S. Bank or any other holder of the Senior Notes or any interest therein, including any notice of any default under any agreement, document or instrument relating thereto by reason whereof the Senior Notes might become or be declared to be due or payable. Borrower shall not enter into or consent to any material amendment, modification or alteration of the Amended and Restated Credit Agreement or the Senior Notes or otherwise amend, modify, cancel or supplement in any respect any material provision of the Amended and Restated Credit Agreement or the Senior Notes.

7.14         No Assignment. Borrower shall not, and shall not permit any Subsidiary to, assign this Agreement, any of the Loan Documents or any interest in the Loan. Any attempted assignment shall be void and shall constitute an Event of Default under the Loan Documents.

7.15         Senior Debt Cap. Except as permitted by the Subordination Agreement, the amount of principal debt that is senior to the Loan, including the Senior Indebtedness, shall not exceed the Senior Debt Cap.

7.16         No Additional Subordinated Debt. Borrower shall not allow or permit any additional indebtedness to be subordinated or junior to the Senior Indebtedness (other than the Loan) or subordinated or junior to the Loan.

SECTION 8

FINANCIAL COVENANTS

8.1           Special Definitions. In this Section 8, the following terms shall have the meanings indicated below:

(a)           EBITDA. Shall mean, for any period of determination, Borrower’s net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

8.2           Borrower’s Financial Covenants. Until the Loan and all indebtedness hereunder have been paid in full and all Obligations hereunder have been fully discharged, Borrower covenants and agrees as follows:

(a)           Fixed Chare Coverage Ratio. Borrower shall maintain at all times while any Obligations are outstanding a minimum Fixed Charge Coverage Ratio of not less than 1.25 to 1. The Fixed Charge Coverage Ratio shall be calculated utilizing a ratio wherein (a) the numerator shall be EBITDA plus operating lease expense minus (i) maintenance capital expenditures of Three Hundred Thousand Dollars and No/100 ($300,000.00) during each fiscal year period, (ii) income taxes paid or payable, and (iii) dividends and distributions, and (b) the denominator shall be (i) interest paid or payable, plus (ii) operating lease expense, plus (iii) scheduled amortization of long-term debt (all as calculated in accordance with GAAP). The Fixed Charge Coverage Ratio shall be measured on a rolling four (4) quarter basis.

(b)             Total Funded Debt Ratio. Borrower shall maintain at all times while any Obligations are outstanding a ratio of total funded debt (excluding the Loan) to EBITDA (the “Total Funded Debt Ratio”), measured as of the last day of each fiscal quarter of Borrower using EBITDA for the four (4) quarters then ended, of not more than the ratios set forth below for the Loan Quarter indicated:

June 30, 2008	4.00 to 1
September 30, 2008	3.50 to 1
Thereafter	3.50 to 1

(c)             Minimum Net Worth. Borrower shall maintain at all times while any Obligations are outstanding a Net Worth not less than the sum of (i) Six Million Dollars and No/100 ($6,000,000.00) plus (ii) fifty percent (50%) of Borrower’s Cumulative Quarterly Net Income earned from and after the date of this Agreement (with no deduction for any quarterly net loss). Borrower’s minimum Net Worth shall be measured as of the last day of each Loan Quarter and calculated in accordance with GAAP.

8.3           Financial Statements and Other Reports. Borrower shall cause the following to be delivered to Lender:

(a)             Annual Reports. Within one-hundred twenty (120) days after the end of each fiscal year of Borrower, an annual audited balance sheet (together with related audited statements of income or operations, cash flow and shareholders’ equity) of Borrower, prepared on a consolidated basis, showing the financial condition of Borrower as of the close of such fiscal year and the results of its operations during such year, setting forth in each case in comparative form the figures for the previous fiscal year, all the foregoing financial statements to be audited by independent accountants reasonably acceptable to Lender. The first annual financial statements delivered in connection with this Section 8.3(a) shall be accompanied by a reconciliation statement showing adjustments with respect to the financial statements delivered in connection with Section 4.5(a) if such financial statements are materially different.

(b)             Quarterly Reports. Within forty-five (45) days after the end of each Loan Quarter, an internally prepared balance sheet and related statements of income or operations, cash flow and shareholders’ equity, showing the financial condition and results of operations of Borrower as of the end of each such Loan Quarter and for the then-elapsed portion of the fiscal year, prepared in accordance with GAAP consistently applied, all certified by the chief financial officer of Borrower as being complete and correct in all material respects and fairly presenting in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower, subject to normal year-end adjustments and absence of footnote disclosure.

(c)           Compliance Certificate. As soon as available, and in any event within forty-five (45) days after the end of each Loan Quarter, a Compliance Certificate substantially in the form of Exhibit “A” attached hereto.

(d)           Insurance. Annually, within thirty (30) days after the end of each fiscal year, verification by Borrower that all insurance required by Lender hereunder remains in force and effect, in form and detail satisfactory to Lender.

(e)           Other Information. From time to time, with reasonable promptness, such further information regarding the business, operations, assets, properties or financial condition of Borrower as Lender may reasonably request.

SECTION 9

EVENTS OF DEFAULT; ACCELERATION; REMEDIES

The occurrence of any of the following events or conditions shall constitute an Event of Default under this Agreement and under each of the other Loan Documents:

9.1           Non-Payment. The non-payment of any installment of principal, interest or other amount due under this Agreement, the Note or any other Loan Document when due, or the non-payment of any amounts due under the Loan on the date the unpaid principal balance of the Loan and accrued interest becomes due and payable.

9.2           Cross-Default. (i) the occurrence of a default under any Indebtedness of Borrower or its Subsidiaries in excess of One Hundred Thousand Dollars and No/100 ($100,000.00), the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity date, or (ii) Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness in excess of One Hundred Thousand Dollars and No/100 ($100,000.00).

9.3           Financial Condition. Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of its creditors; or any proceeding shall be instituted by any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief composition of it or its debts under any statute, law, rule or regulation relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, or other similar official for it or for any substantial and material part of its property; or any Loan Party shall take any action to authorize any of the actions set forth above in this Section 9.3.

9.4           Involuntary Bankruptcy. The commencement of a proceeding against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any statute, law, rule or regulation relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property that is not stayed or dismissed within sixty (60) days after receipt by such Loan Party of written notice thereof.

9.5           Breach of Warranty. Any representation or warranty made or deemed made by any Loan Party in this Agreement or in any other Loan Document or in any certificate delivered to Lender pursuant to any of the Loan Documents shall have been false or misleading in any material respect when made or deemed made.

9.6           Financial Reporting. Borrower shall fail to deliver to Lender the financial reports described in Section 8.3 on or before the dates specified for the delivery of such reports.

9.7           Covenants. Borrower shall fail to comply with any of the covenants set forth in this Agreement (including, without limitation, the covenants set forth in Sections 6, 7 and 8) or in any other Loan Document, and with respect to any such failure that by its nature can be cured, such failure shall continue for a period of twenty (20) days after its occurrence; provided, however, that no such cure or grace period shall apply with respect to the covenants set forth in Sections 9.1, 9.5 or 9.6.

9.8           Subordination of Note and obligations. Except as provided by the Subordination Agreement, upon Borrower causing this Agreement, the Note or any of the Obligations to be subordinated or to become junior in anyway to any other debt, liability or obligation of Borrower.

9.9           Default under Amended and Restated Credit Agreement. Borrower shall fail to pay any installment of principal, interest or other amount due under the Amended and Restated Credit Agreement or the Senior Notes when due, or (b) any event of default shall occur under the Amended and Restated Credit Agreement or any document or instrument in connection therewith or related thereto, including, without limitation, the Senior Notes (after giving effect to any applicable grace periods).

9.10         Material Adverse Effect. The occurrence of any event that has had or could reasonably be expected to have a Material Adverse Effect.

9.11         Security Interests. Any Lien intended to be created by any Loan Document shall at anytime be invalidated, subordinated (except as expressly otherwise provided by this Agreement or the Subordination Agreement) or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, first priority (except as expressly otherwise provided by this Agreement or the Subordination Agreement) perfected Lien in the Collateral covered thereby.

9.12         Change of Control. There occurs a Change of Control unless Lender consents in writing in advance thereto.

9.13         Judgments. There is entered against any Loan Party or any Subsidiary thereof: (i) a final judgment or order for the payment of money in an aggregate amount exceeding One

Hundred Thousand Dollars and No/100 ($100,000.00) (to the extent not covered by independent third party insurance as to which the insurer has agreed to coverage in writing); or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case: (A) enforcement proceedings are commenced by any creditor upon such judgment or order; or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

9.14         Seizure, etc. A material portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and on or before the 60th day thereafter such assets are not returned to and/or such writ, distress warrant or levy is not dismissed, stayed or lifted.

9.15         Event of Loss. There shall occur any loss, theft, substantial damage or destruction of any item or items of Collateral that is not fully insured as required, if any, by this Agreement or the other Loan Documents (a “Loss”), to the extent the amount of such Loss is not fully covered by insurance (including any deductible in connection therewith), together with the amount of all other Losses not fully covered by insurance (including any deductibles in connection therewith) occurring in the same fiscal year, exceeds One Hundred Fifty Thousand Dollars and No/100 ($150,000.00).

9.16         Acceleration; Remedies.

(a)             If any Event of Default occurs under Section 9.4, all Obligations of Borrower and all Indebtedness to Lender hereunder shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives, and without any election or action on the part of Lender. Upon the occurrence of any other Event of Default, other than an Event of Default under Section 9.4, all Obligations of Borrower and all Indebtedness to Lender hereunder may be accelerated by Lender in its sole and absolute discretion, and upon any such acceleration, all Obligations of Borrower and all Indebtedness to Lender shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

(b)             Subject to the terms and conditions of the Subordination Agreement, without limiting the remedies set forth in this Agreement, if any Event of Default occurs, Lender may (i) exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof (unless notice is required by the UCC), which Borrower hereby expressly waives to the extent permitted by applicable law) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral (or any portion thereof), title to the Collateral or similar warranties), and, in connection therewith, Borrower will upon demand by Lender assemble the Collateral and make it available to Lender at a place to be designated by Lender that is reasonably convenient to Lender; (ii) exercise and enforce Lender’s rights and remedies under the Loan Documents; and (iii) exercise any other rights and remedies available to Lender by federal or state law or at equity or by agreement.

SECTION 10

OTHER TERMS AND CONDITIONS

10.1         Legal Representation. Lender shall have the right to commence or to appear in or to defend any actions or proceedings affecting or purporting to affect the rights or duties of Lender under the Loan Documents. Borrower shall promptly pay all costs and expenses including, without limitation, reasonable attorneys’ fees, costs and expenses incurred by Lender in exercising its rights under this Section 10.1 subject to the limitations set forth in Section 10.5.

10.2         Governing Law; Submission to Jurisdiction. This Agreement, the Note and any and all other Loan Documents shall be governed by and construed in accordance with the law of the State of Utah. Lender and Borrower hereby consent to the exercise of jurisdiction over it by any federal court sitting in Utah or any Utah District Court in the Salt Lake City, Salt Lake City County, Utah, selected by Lender, for the purposes of any and all legal proceedings arising out of or relating to the Loan, this Agreement and all other Loan Documents. Each of Lender and Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such proceeding brought in any such court, any claim based on the consolidation of proceedings in such courts in which proper venue may lie in divergent jurisdictions, and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

10.3         Lender’s Rights Optional; Marshaling; Payments; Set Aside. Wherever in the Loan Documents Lender is authorized or given the right to take any action, Lender may exercise or refrain from exercising such right at its sole option and shall not be obligated to exercise such right. Lender shall not be liable for any failure to exercise any such right or for any delay in exercising any such right. Lender shall be under no obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender or Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy statute, law, rule or regulation, state or federal law, common law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

10.4         Modification, Waiver, Consent and Failure to Exercise. No modification or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower therefrom, shall be effective or binding upon Lender or Borrower unless the same is made in writing and signed by Lender and Borrower. Any such modification, waiver or consent made in writing by Lender shall be effective only in the specific instance and for the specific purpose given, and no such waiver, modification or consent shall be a waiver, modification or consent for any other purpose, or for the same purpose in any other instance. No notice to or demand on Borrower not specifically required of Lender under any Loan Document shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances. No failure by Lender to exercise any right or remedy under any circumstance shall impair the right of Lender to the exercise of such right or remedy or any other right or remedy in that circumstance or in any other circumstance. Neither the making by Lender of the Loan under this Agreement nor any other continued performance by Lender hereunder shall constitute a waiver of (a) any of the conditions to Lender’s obligations to continue its performance, (b) any right of Lender to suspend its performance, or (c) any right or remedy available to Lender. If Borrower is unable to satisfy any such condition, no waiver of such condition shall have the effect of precluding Lender from thereafter declaring a subsequent similar inability to be a Default or an Event of Default, as the case may be.

10.5         Indemnification. Borrower shall indemnify and hold Lender and each of its Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Indemnitees”) harmless from and against all claims, costs, expenses, actions, suits, proceedings, losses, damages and liabilities of any kind whatsoever, including, but not limited to, reasonable attorneys’ fees, costs and expenses, arising out of any matter relating, directly or indirectly, (i) to the Loan (including the use of the proceeds thereof), (ii) to the ownership or sale of the Collateral, or (iii) any transactions arising out of or contemplated by the Loan Documents, whether resulting from internal disputes of Borrower, disputes between Borrower and/or any Affiliate, or whether involving other third persons or entities, or out of any other matter whatsoever related to this Agreement, any of the other Loan Documents, or any property encumbered thereby, but excluding any claim or liability, as to an Indemnitee, that has been determined by a court of competent jurisdiction (in a final non-appealable judgment) to have resulted directly from the gross negligence or willful misconduct of such Indemnitee. This indemnity provision shall continue in full force and effect and shall survive not only the making of the Loan, but also shall survive the repayment of the Loan and the performance of all of Borrower’s other obligations hereunder.

10.6         Notices. Any notice, request, demand, consent, approval, bill, invoice or other communication required or permitted under the Loan Documents (each, a “notice”) shall be in writing and will be deemed given (a) upon personal delivery or upon confirmed transmission by telecopier and similar facsimile transmission device, (b) on the first Business Day after receipted delivery to a courier service that guarantees next-business-day delivery, or (c) on the day of actual receipt after mailing by United States first class mail, registered or certified, postage prepaid, addressed to the party for whom it is intended at the following addresses:

• If to Borrower, to:

Consonus Acquisition Corp.

Attention: Robert Muir

2282 South Presidents Drive, Suite B

West Valley City, Utah 84120

Fax: (801) 931-6048

with copies to:

Knox Lawrence International, LLC

Attention: Nana Baffour

445 Park Avenue, 20th Floor

New York, New York 10022

Fax: (212) 202 4168

Stacey Orr Gallant, Esq.

Greenberg Traurig, LLP

3290 Northside Parkway, Suite 400

Atlanta, Georgia 30327

Fax: (678) 553-2461

• If to Lender, to:

Proficio Bank

Attention: Terry L. Grant

420 East South Temple, Suite 520

Salt Lake City, Utah 84111

Fax: (801) 363-0669

with a copy to:

Thomas R. Taylor, Esq.

Holme Roberts & Owen LLP

299 South Main Street, Suite 1800

Salt Lake City, Utah 84111-2263

Fax: (801) 521-9639

Any person or entity may change its address or the person designated to receive any notice by giving ten (10) days’ prior written notice of such change to the other parties in the manner above prescribed.

10.7         Non-Business Day; Computation of Time. If any action under the Loan Documents is to occur on a holiday or other day that is not a Business Day, then such action shall occur on the next Business Day. In computing any period of time under the Loan Documents by days, the date of the act, event or default from which the designated period of time begins to run shall not be included but the last day of the period so computed shall be included. If the last day of the period is not a Business Day, the period shall run until the end of the next day that is a Business Day.

10.8         Time of Essence. Time is of the essence of each and every provision of the Loan Documents.

10.9         Recitals, Exhibits and Schedules. The above Recitals and all Exhibits and Schedules attached hereto are deemed to be incorporated herein by reference and made a part hereof.

10.10       Severability; Titles. This Agreement is intended as the complete integration of understandings between the parties with respect to the matters described in this Agreement, the Loan Documents and documents and instruments described in this Agreement and contains material terms bargained-for by the parties. If any provision of this Agreement or of any other Loan Document securing or executed in connection with this Agreement is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the Loan Document in which such provision is contained, or the application of the provision to other Persons or circumstances, nor any other document or instrument referred to in this Agreement, shall be affected by such invalidity or unenforceability, and there shall be deemed substituted for the invalid unenforceable provision the most similar provision that would be valid and enforceable under applicable law. The headings and titles of the Sections of this Agreement are for reference purposes only and do not constitute a part of this Agreement. Reference in this Agreement to any Section or subsection shall be to the stated Section or subsection of this Agreement, unless otherwise indicated,

10.11       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

10.12       Entire Agreement. This Agreement and the other Loan Documents contain the entire agreement between Lender and Borrower with respect to the Loan and supersede and cancel any prior understandings and agreements between Lender and Borrower with respect to the Loan, except as otherwise specifically set forth herein. This Agreement may be modified only by a writing executed by Lender and Borrower.

10.13       Binding Effect; Participation. Subject to Section 7.13, this Agreement shall be binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and/or permitted assigns; provided, however, that Lender shall be permitted to assign its rights and obligations hereunder and under any other Loan Document to any third party (including, without limitation, any Affiliate of Lender). Without limiting the foregoing, Lender shall have the right, without the consent of Borrower, to sell participations to one or more other lenders (a “Participant”) in or to all or a portion of its rights and obligations under the Loan and the Loan Documents; provided further, however, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to Borrower for the performance of such obligations, and (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement. In addition, Lender may at anytime pledge or assign a security interest in all or any portion of its rights under this Agreement or the other Loan Documents to secure obligations of Lender.

10.14       Information. Borrower acknowledges and agrees that Lender may provide to any such assignee or Participant originals or copies of this Agreement, any other Loan Document and any other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions, and other materials and information of every nature or description, and may communicate all oral information, at anytime submitted by or on behalf of Borrower or received by Lender in connection with the Loan or with respect to Borrower, provided that prior to any such delivery or communication, such assignees or Participants shall agree to preserve the confidentiality of any of the foregoing to the same extent that Lender agreed to preserve such confidentiality. In order to facilitate sales to assignees or Participants, Borrower shall execute such further documents, instruments or agreements as Lender may reasonably require; provided, however, that Borrower shall not be required (i) to execute any document, instrument or agreement that would materially decrease its rights, or materially increase its obligations, relative to those set forth in this Agreement or in any other Loan Document (including financial obligations, representations and warranties, and reporting requirements), or (ii) to expend more than incidental sums of money or incidental administrative time for which it does not receive reasonable reimbursement in order to comply with any requests or requirements of Lender in connection with such assignment or sale arrangement. In addition, Borrower agrees to cooperate fully with Lender in the exercise of Lenders’ rights pursuant to this Section 10.14 including providing such information and documentation regarding Borrower as any potential Participant may reasonably request and to meet with potential Participants.

10.15       Waiver of Jury Trial. Borrower and Lender, each for itself, hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated thereby.

10.16       ARBITRATION DISCLOSURES.

Any claim or controversy (a “Dispute”) between or among the parties and their employees, agents, affiliates, and assigns, including, but not limited to, Disputes arising out of or relating to this Agreement, this arbitration provision (this “arbitration clause”), or any other Loan Document, instrument or agreement relating hereto or delivered in connection herewith and including, but not limited to, a Dispute based on or arising from an alleged tort, shall at the request of either party be resolved by binding arbitration in accordance with the applicable arbitration rules of the American Arbitration Association (the “Administrator”). The provisions of this arbitration clause shall survive any termination, amendment or expiration of this Agreement or any other Loan Document. The provisions of this arbitration clause shall supersede any prior arbitration agreement between or among the parties.

The arbitration proceedings shall be conducted in Salt Lake City, Salt Lake County, Utah. The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrator(s)’ award issued within one hundred-fifty (150) days of the filing of the Dispute with the Administrator. The arbitrator(s) shall have the authority to impose sanctions on any party that fails to comply with time periods imposed by the Administrator or the arbitrator(s), including the sanction of summarily dismissing any Dispute or defense with prejudice. The arbitrator(s) shall have the authority to resolve any Dispute regarding the terms of this Agreement, this arbitration clause or any of the other Loan Documents, including any claim or controversy regarding the arbitrability of any Dispute. All limitations periods applicable to any Dispute or defense, whether by statute or agreement, shall apply to any arbitration proceeding hereunder and the arbitrator(s) shall have the authority to decide whether any Dispute or defense is barred by a limitations period and, if so, to summarily enter an award dismissing any Dispute or defense on that basis. The doctrines of compulsory counterclaim, res judicata, and collateral estoppel shall apply to any arbitration proceeding hereunder so that a party must state as a counterclaim in the arbitration proceeding any claim or controversy that arises out of the transaction or occurrence that is the subject matter of the Dispute. The arbitrator(s) may in the arbitrator(s)’ discretion and at the request of either party: (a) consolidate in a single arbitration proceeding any other claim arising out of the same transaction involving another party to that transaction that is bound by an arbitration clause with Lender, such as borrowers, guarantors, sureties and owners of collateral; and (b) consolidate or administer multiple arbitration claims or controversies as a class action in accordance with Rule 23 of the Federal Rules of Civil Procedure.

The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator. A single arbitrator shall have expertise in the subject matter of the Dispute. Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney licensed in the State of Utah. The arbitrator(s) shall award to the prevailing party all costs, fees and expenses (including reasonable attorneys’ fees, costs and expenses, arbitration administration fees and costs, and arbitrator(s)’ fees). The arbitrator(s), either during the pendency of the arbitration proceeding or as part of the arbitration award, also may grant provisional or ancillary remedies, including, but not limited to, an award of injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment or the appointment of a receiver.

Judgment upon an arbitration award may be entered in any court having jurisdiction, subject to the following limitation: the arbitration award is binding upon the parties only if the amount does not exceed Three Million Dollars and No/100 ($3,000,000.00); if the award exceeds that limit, either party may demand the right to a court trial. Such a demand must be filed with the Administrator within thirty (30) days following the date of the arbitration award; if such a demand is not made within that time period, the amount of the arbitration award shall be binding. The computation of the total amount of an arbitration award shall include amounts awarded for attorneys’ fees, costs and expenses, arbitration administration fees and costs, and arbitrator(s’) fees.

No provision of this arbitration clause, nor the exercise of any rights hereunder, shall limit the right of any party to: (a) judicially or non-judicially foreclose against any real or personal property collateral or other security; (b) exercise self-help remedies, including, but not limited to, repossession and setoff rights; or (c) obtain from a court having competent jurisdiction thereover any provisional or ancillary remedies including but not limited to injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment or the appointment of a receiver. Such rights can be exercised at anytime, before or after initiation of an arbitration proceeding, except to the extent such action is contrary to the arbitration award. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration, and any claim or controversy related to the exercise of such rights shall be a Dispute to be resolved under the provisions of this arbitration clause. Either party may initiate arbitration with the Administrator. If either party desires to arbitrate a Dispute asserted against such party in a complaint, counterclaim, cross-claim or third-party complaint thereto, or in an answer or other reply to any such pleading, such party must make an appropriate motion to the trial court seeking to compel arbitration, which motion must be filed with the court within forty-five (45) days of service of the pleading, or amendment thereto, setting forth such Dispute. If arbitration is compelled after commencement of litigation of a Dispute, the party obtaining an order compelling arbitration shall commence arbitration and pay the Administrator’s filing fees and costs within forty-five (45) days of entry of such order. Failure to do so shall constitute an agreement to proceed with litigation and waiver of the right to arbitrate.

Notwithstanding the applicability of any other law to this Agreement, this arbitration clause, the arbitration proceeding or any other Loan Document between or among the parties, the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., shall apply to the construction and interpretation of this arbitration clause. If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect.

Borrower acknowledges and agrees as follows:

(a)             ARBITRATION IS FINAL AND BINDING ON THE PARTIES AND SUBJECT TO ONLY VERY LIMITED REVIEW BY A COURT.

(b)             IN ARBITRATION THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN COURT INCLUDING THEIR RIGHT TO A JURY TRIAL.

(c)             DISCOVERY IN ARBITRATION IS MORE LIMITED THAN DISCOVERY IN COURT.

(d)             ARBITRATORS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING IN THEIR AWARDS. THE RIGHT TO APPEAL OR SEEK MODIFICATION OF ARBITRATORS’ RULINGS IS VERY LIMITED.

(e)             A PANEL OF ARBITRATORS MIGHT INCLUDE AN ARBITRATOR WHO IS OR WAS AFFILIATED WITH THE BANKING INDUSTRY.

(f)              ARBITRATION WILL APPLY TO ALL DISPUTES BETWEEN THE PARTIES NOT JUST THOSE CONCERNING THE AGREEMENT.

10.17       Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be constructed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

10.18       Post-Closing Deliveries. In addition to the covenants set forth in Section 6, Borrower hereby covenants to deliver each of the following to Lender within the time periods set forth below:

(a)           Audited Financial Statements. Audited financial statements for Borrower for the fiscal year ended December 31, 2007, which shall be delivered to Lender within ninety (90) days after the Closing.

(b)           Tax Returns. Complete copies of Borrower’s 2007 state and federal income tax returns, which shall be delivered to Lender no later than October 15, 2008.

(c)           Tax Good Standing Certificate. A certificate of tax good standing from the Utah Department of Revenue, which shall be delivered to Lender no later than ten (10) days after the delivery of the tax returns referenced in subsection (b) above.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower and Lender have executed this Loan Agreement effective as of the day and year first above written.

BORROWER:

CONSONUS ACQUISITION CORP., a Delaware corporation

By:	/s/ Nana Baffour
Name:	Nana Baffour
Title:	Chairman

LENDER:

PROFICIO BANK, a Utah corporation

By:	/s/ Terry L. Grant
Name:	Terry L. Grant
Title:	Chief Credit and Lending Officer

EXHIBIT “A”

FORM OF COMPLIANCE CERTIFICATE

As of the Loan Quarter ending                                                             , 20       .

This Compliance Certificate is submitted to Proficio Bank (“Lender”) in connection with the Loan Agreement dated as of May 21, 2008 (the “Agreement”), entered into by and between Lender and Consonus Acquisition Corp., a Delaware corporation (“Borrower”). Capitalized terms used in this Compliance Certificate and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

The undersigned hereby certifies to Lender that he or she is familiar with the following financial information, which has been taken from Borrower’s books and records, which are complete and accurate in all material respects, and that the following calculations are true and correct:

In Compliance
Financial Covenant	Required	Actual	(Yes/No)

Fixed Charge Coverage Ratio

Total Funded Debt Ratio

Minimum Net Worth

The undersigned further certifies that (a) Borrower is in compliance with all of the covenants contained in the Agreement, and (b) no Default or Event of Default has occurred and is continuing under the Agreement.

The undersigned has executed this Certificate in his official capacity and not individually this      day of                      , 20          .

By:
Name:
Title:

EXHIBIT “B”

FORM OF NOTE

SCHEDULE 1.1

PERMITTED LIENS

None

SCHEDULE 5.4

SUBSIDIARIES

None

SCHEDULE 5.23

FIXTURES

None

SCHEDULE 7.1

PERMITTED INVESTMENTS

None

SCHEDULE 7.8

INDEBTEDNESS

None